UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 14, 2011

BGC Partners, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-28191	13-40515
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 610-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 14, 2011, BGC Partners, Inc. (“BGC Partners”, “BGC” or the “Company”) completed its previously announced acquisition of all of the outstanding shares of Newmark & Company Real Estate, Inc., the real estate advisory firm which operates as Newmark Knight Frank (“Newmark”) in the United States and which is associated with London-based Knight Frank, and the former Newmark shareholders’ majority interests in 13 affiliated companies which operate under the Newmark Knight Frank name in major markets throughout the United States. BGC also anticipates acquiring the majority interests of one other affiliated company in the near term. The aggregate purchase price to be paid by BGC to the former shareholders of Newmark consists of approximately $63 million in cash and approximately 339 thousand shares of BGC’s Class A common stock. The former shareholders of Newmark will also be entitled to receive up to an additional approximately 4.83 million shares of BGC’s Class A common stock over a five-year period if Newmark achieves certain enumerated gross revenue targets post-closing. The former shareholders of Newmark have also agreed to transfer their interests in certain other related companies for nominal consideration at the request of BGC. The Company expects to purchase the non-controlling minority interest in certain Newmark regional offices at a later date. All of the former shareholders of Newmark have agreed to provide services to affiliates of BGC commencing at the closing.

A copy of the press release announcing the Newmark closing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	BGC Partners, Inc. press release dated October 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BGC PARTNERS, INC.

Date: October 14, 2011	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer

Exhibit List

Exhibit No.	Description

99.1	BGC Partners, Inc. press release dated October 14, 2011.